Exhibit 99.1

Talos Energy Announces Credit Facility Borrowing Base Reaffirmation and Maturity Extension

Houston, Texas, January 21, 2026 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) announced today that it has entered into an Amended and Restated Credit Agreement which reaffirms the Company’s borrowing base at $700 million and extends the maturity date to January 20, 2030. Talos remains committed to maintaining a resilient balance sheet that prioritizes financial flexibility to execute our strategy, invest in high-return projects, and navigate commodity price cycles.

“This successful outcome is a strong vote of confidence from our lender group, and we appreciate their support,” said Paul Goodfellow, President and Chief Executive Officer of Talos. “The maturity extension through the end of the decade and reaffirmation of our borrowing base underscore the quality of our asset base, our disciplined capital allocation strategy, and our commitment to balance sheet strength. This transaction helps ensure our long-term access to capital to execute our strategy and deliver long‑term value for our shareholders.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven, innovative, independent energy company focused on maximizing long-term value through its Exploration & Production business in the United States Gulf of America and offshore Mexico. We leverage decades of technical and offshore operational expertise to acquire, explore, and produce assets in key geological trends while maintaining a focus on safe and efficient operations, environmental responsibility, and community impact. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACTS

Clay Jeansonne

Clay.Jeansonne@talosenergy.com

Kyle Sahni

Kyle.Sahni@talosenergy.com

TALOS ENERGY INC. 333 Clay St., Suite 3300, Houston, TX 77002